Exhibit 5.1

K&L Gates LLP 1 Park Plaza Twelfth Floor Irvine, CA 92614 T +1 949 253 0900 F +1 949 253 0902 klgates.com

May 18, 2023
Axonics, Inc.
26 Technology Drive
Irvine, California 92618

Ladies and Gentlemen:

We have acted as counsel to Axonics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (No. 333-271663) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on May 5, 2023, and a prospectus supplement, dated May 18, 2023 (the “Prospectus Supplement”), relating to the resale from time to time by the selling stockholder identified in the Prospectus Supplement of an aggregate of 308,913 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), of which (i) 229,479 of such Shares (the “Initial Shares”) have been issued to the selling stockholder as provided in the Asset Purchase Agreement, dated as of April 17, 2023, between us and the selling stockholder (the “Agreement”); (ii) up to 35,304 of such Shares (the “Holdback Shares”) may become issuable to the selling stockholder as and to the extent provided in the Agreement; and (iii) 44,130 of such Shares (the “Milestone Shares”) may become issuable to the selling stockholder if a certain milestone set forth in the Agreement is satisfied. This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering the opinions expressed below, we have examined (i) the Registration Statement; (ii) the Prospectus Supplement; (iii) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (iv) the Amended and Restated Bylaws of the Company, as amended to date; (v) the Agreement; and (vi) the records of corporate actions of the Company relating to the Registration Statement, the Prospectus Supplement and matters in connection therewith. We have also made such investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. In rendering our opinions, we have also made assumptions that are customary in opinion letters of this kind. We have not verified any of these assumptions.

Our opinions set forth below are limited to the Delaware General Corporation Law. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing and in reliance thereon, is it our opinion that:

(1) The Initial Shares have been validly issued and are fully paid and non-assessable.

(2) The Holdback Shares and the Milestone Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K and to the reference to this firm in the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP